EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Neoprobe Corporation
Dublin, Ohio

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-81414, 333-01543, 333-119219, 333-130640 and 333-130636) of Neoprobe Corporation of our report dated March 30, 2006, relating to the consolidated financial statements, which appears in this Form 10-KSB.

/s/ BDO Seidman, LLP

Chicago, Illinois
March 30, 2006